EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105632 and 333-144693 on Form S-8 of our report dated June 19, 2008, relating to the financial statements and supplemental schedule of The Savings and Profit Sharing Fund of Allstate Employees (the “Fund”) appearing in this Annual Report on Form 11-K of the Fund for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
June 25, 2008